                                                                    EXHIBIT 4.10

                      LIMITED WAIVER AND VOTING AGREEMENT


          This Limited Waiver and Voting Agreement (the "Agreement"), dated as of April 11, 1997, by and among Merisel, Inc. ("Merisel") and the undersigned holders (each, a "Consenting Noteholder") of Merisel's 12 1/2% Senior Notes due December 31, 2004 (the "Notes"), issued under an indenture dated October 15, 1994 between Merisel and the Bank of New York, as successor to NationsBank of Texas, N.A., as Trustee (the "Indenture").

                                  WITNESSETH:

          WHEREAS, Merisel and the Consenting Noteholders desire to implement a financial restructuring on the terms set forth on Appendix I hereto (the "Financial Restructuring");

          WHEREAS, in order to implement the Financial Restructuring, Merisel has agreed to undertake an exchange offer and consent solicitation (the "Exchange Offer" or "Exchange Offer/Consent Solicitation") of the holders of the Notes (together with the Consenting Noteholders, the "Noteholders") or to file a prepackaged Chapter 11 Plan of Reorganization (the "Prepackaged Plan") in proceedings (the "Chapter 11 Proceedings") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), in each case on terms consistent with the terms of the Financial Restructuring; and

          WHEREAS, in order to facilitate the implementation of the Financial Restructuring, each of the Consenting Noteholders is prepared, on the terms and subject to the conditions of this Agreement, to waive its right to receive the interest payments due on June 30, 1997 and December 31, 1997 in respect of the Notes held by it and to tender such Notes into the Exchange Offer and/or to vote its claims in respect of such Notes in support of the Prepackaged Plan.

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Merisel and each Consenting Noteholder, hereby agree as follows:

          1.   Waiver.  Effective as of the "Effective Date" (as defined in
Section 4 of this Agreement) and so long as no "Agreement Termination Event" (as defined in Section 5 of this Agreement) shall have occurred, each of the Consenting Noteholders hereby agrees (a) to waive (i) its right to receive the interest payments due in respect of its Notes on June 30, 1997 and December 31, 1997 and (ii) any Event of Default (as defined in the Indenture) that may arise from the non-payment thereof (the "Relevant Defaults"), and (b) not (i) to vote its Notes in favor of an acceleration of the maturity of the Notes as a result of the occurrence of the Relevant Defaults or (ii) to direct the Trustee under the Indenture to accelerate the maturity of the Notes as a result of the occurrence of the Relevant Defaults.

          2. Exchange and Voting Agreement; Restriction on Transfer. Each of the Consenting Noteholders represents that as of the date hereof it is the beneficial owner of, and/or the investment adviser or manager for the beneficial owners of (with the power to vote and dispose of such Notes on behalf of such beneficial owners) the principal amount of Notes set forth opposite its signature hereto (for each such Consenting Noteholder, the "Relevant Notes"). Effective as of the Effective Date, each of the Consenting Noteholders hereby agrees that, subject to the conditions that (i) the disclosure statement in respect of the Prepackaged Plan or the prospectus or information circular in respect of the Exchange Offer/Consent Solicitation contains information in respect of Merisel's business and operations that is not materially inconsistent with the information heretofore provided by Merisel to the Consenting Noteholders and (ii) the terms of the Exchange Offer or the Prepackaged Plan are no less favorable to the Noteholders than the terms of the Financial Restructuring, it shall (1) timely tender (and, so long as no Agreement Termination Event shall have occurred, not withdraw) the Relevant Notes into the Exchange Offer and (2) timely vote its claims in respect of the Relevant Notes (and, so long as no Agreement Termination Event shall have occurred, not revoke or withdraw such vote) in favor of the Prepackaged Plan.
In addition, each of the Consenting Noteholders hereby agrees that, so long as this Agreement has not been terminated, it shall not sell, transfer or assign any of the Relevant Notes, or any voting interest therein, unless such transfer is in compliance with applicable securities laws, the transferee thereof agrees in writing to be bound by all the terms of this Agreement (which writing may include a trade confirmation issued by a broker or dealer, acting as principal or as agent for the transferee, stating that such agreement is a term of such transfer), and the transferor provides Merisel with a copy of such writing, in which event Merisel shall be deemed to have acknowledged that its obligations to the Consenting Noteholders hereunder shall be deemed to constitute obligations in favor of such transferee, and Merisel shall confirm that acknowledgment in writing. In addition, so long as the relief requested in any first day motions filed by Merisel in the Chapter 11 Proceedings does not adversely affect the value of the distributions to the Consenting Noteholders under the Prepackaged Plan and is not otherwise inconsistent with the terms of the Financial Restructuring, the Consenting Noteholders shall, from and after the Effective Date, not object to the entry of orders granting such relief.

          3. Merisel Agreements. Merisel hereby agrees (i) promptly after the Effective Date to prepare a draft prospectus or information circular relating to the Exchange Offer/Consent Solicitation; (ii) subject to receipt of any applicable governmental approvals and confirmation from counsel to the Consenting Noteholders that the Consenting Noteholders do not believe that (a) the information contained in such circular in respect of Merisel's business and operations is materially inconsistent with the information provided to such Noteholders or their representatives prior to the date hereof or (b) the terms of such Exchange Offer/Consent Solicitation are inconsistent with the terms of the Financial Restructuring, to commence the Exchange Offer/Consent Solicitation; and (iii) as promptly thereafter as possible, consistent with its obligations under applicable law, to close the Exchange Offer/Consent Solicitation or, in the event that the minimum tender condition stated therein is not satisfied but holders of at least two thirds in principal amount of the Notes and a majority in number of the holders of such Notes shall have tendered their Notes into the Exchange Offer and voted their claims in respect of such Notes in favor of the Prepackaged Plan, to commence chapter 11 proceedings and take all such steps as shall be necessary and desirable to confirm the Prepackaged Plan as promptly as practicable. In addition, as promptly as practicable after the date hereof, Merisel shall solicit proxies from its shareholders in favor of appropriate amendments to its Certificate of Incorporation to provide for a sufficient increase in the number of authorized shares of its common stock to implement the Financial Restructuring.

          4. Conditions to the Effective Date. The agreements of the Consenting Noteholders set forth in Sections 1 and 2 herein shall not become effective unless and until the following conditions shall have first been fulfilled (the date on which all such conditions are first fulfilled, the "Effective Date"):

               (a) Merisel and requisite majorities under each of the Operating Company Debt Agreements (as hereinafter defined) shall have executed and delivered an effective waiver of any default or event of default under the Operating Company Debt Agreements arising out of (i) Merisel's execution, delivery and performance of its obligations under this Agreement;
(ii) the commencement of any collection action by any Noteholder that is not a Consenting Noteholder arising out of the occurrence of the Relevant Defaults; and (iii) if applicable, Merisel's failure to obtain an unqualified opinion from its certified public accountants in respect of Merisel's financial statements for the 1996 fiscal year (such defaults, the "Applicable Senior Defaults"); and

               (b) Merisel's representations and warranties in Section 6 shall be true and correct in all material respects as of the first date on which the conditions set forth in clauses (a) above shall have been satisfied.

          5. Termination of Agreement. The waiver set forth in Section 1 of this Agreement as well as all other obligations of the Consenting Noteholders hereunder shall terminate automatically upon the occurrence of any "Agreement Termination Event" (as hereinafter defined), unless the occurrence of such Agreement Termination Event is waived in writing by all of the Consenting Noteholders. If any Agreement Termination Event occurs (and has not been waived) at the time when court permission shall be required for a Consenting Noteholder to change or withdraw (or cause to be changed or withdrawn) its votes in favor of the Prepackaged Plan, Merisel shall not, subject to its fiduciary duties as a debtor in possession, oppose any attempt by such Consenting Noteholder to change or withdraw (or cause to be changed or withdrawn) such votes at such time. Upon the occurrence of an Agreement Termination Event, payments of accrued interest waived by the Consenting Noteholders under Section 1 of this Agreement shall become immediately due and payable in accordance with the terms of the Indenture. An "Agreement Termination Event" shall mean any of the following:

               (a) On the earliest to occur of (i) the day immediately preceding the first date on which the Exchange Offer/Consent Solicitation could be closed under applicable law and pursuant to its terms and conditions, (ii) the day immediately preceding the last date on which ballots in respect of the Prepackaged Plan may be submitted, and (iii) October 31, 1997 (together with (i) and (ii) above, the "Drop-Dead Date"), (1) Merisel and the other parties to the Operating Company Debt Agreements (as hereinafter defined) shall have failed to have executed and delivered an amendment thereto pursuant to which the maturity of the indebtedness outstanding thereunder shall have been extended to no earlier than January 31, 1999 on terms no more expensive for Merisel than those set forth on Appendix II or (2) Merisel shall have failed to consummate a refinancing of all of the indebtedness outstanding under the Operating Company Debt Agreements on terms and conditions reasonably acceptable to the Consenting Noteholders;

               (b) The Exchange Offer/Consent Solicitation shall not have been closed and the Notes tendered thereunder accepted for payment on or prior to August 31, 1997 unless such failure is a result of the commencement of the Chapter 11 Proceedings in connection with the filing of the Prepackaged Plan on or prior to such date;

               (c) In the event that the Chapter 11 Proceedings have been commenced, the Prepackaged Plan shall not have been substantially consummated on or prior to October 31, 1997;

               (d) Merisel shall have made any change in the terms of the Exchange Offer/Consent Solicitation after the commencement thereof or in the Prepackaged Plan after the commencement of the Chapter 11 Proceedings such that the terms thereof are no longer consistent with the Financial Restructuring, unless such change is previously consented to by all of the

Consenting Noteholders;

               (e) After the Effective Date, there occurs any "Event of Default" as defined under (i) the Revolving Credit Agreement, dated December 23, 1993, as amended and restated as of April 12, 1996, as subsequently amended, between Merisel Americas, Inc. and Merisel Europe Inc. as Borrowers, Merisel, Inc. as Guarantor, the Lenders party thereto and Citicorp USA, Inc. as Agent and NationsBank of Texas, N.A. as Co-Agent (the "Revolving Credit Agreement"), (ii) the Amended and Restated Senior Note Purchase Agreement, dated as of December 23, 1993, as subsequently amended, between the noteholders and Merisel Americas, Inc., relating to $100,000,000 of Amended and Restated 8.58% Senior Notes due June 30, 1997 (the "Senior Note Purchase Agreement"), (iii) the Amended and Restated Receivables Purchase and Servicing Agreement, dated as of September 27, 1996, by and among Merisel Capital Funding, Inc., as Seller, Redwood Receivables Corporation, as Purchaser, Merisel Americas, Inc., as Servicer, and General Electric Capital Corporation, as Operating Agent and Collateral Agent (the "Receivables Purchase and Servicing Agreement") or (iv) the Amended and Restated Subordinated Note Purchase Agreement, dated as of December 23, 1993, as subsequently amended, between the noteholders and Merisel Americas, Inc., relating to $22,000,000 of Amended and Restated 11.28% Subordinated Notes due March 10, 2000 (the "Subordinated Note Purchase Agreement", and together with the Revolving Credit Agreement, the Senior Note Purchase Agreement and the Receivables Purchase and Servicing Agreement, the "Operating Company Debt Agreements"), and such Event of Default has not been cured or waived by the earliest of (1) the tenth day after the occurrence thereof, (2) the Drop-Dead Date, and (3) the date of the acceleration of the maturity of the underlying indebtedness under any of the Operating Company Debt Agreements;

               (f) Merisel's Certificate of Incorporation shall not have been amended by the requisite affirmative shareholder vote to provide for a sufficient increase in the number of authorized shares of its common stock to implement the Financial Restructuring on or prior to August 31, 1997; or

               (g) There shall have occurred any material adverse change in the business, assets, operations, or condition (financial or otherwise) of Merisel and its subsidiaries, taken as a whole.

          Upon the occurrence of any Agreement Termination Event, unless such Agreement Termination Event is waived by each of the Consenting Noteholders, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to any other party hereunder, except as otherwise provided in Section 15.6.

          Representations and Warranties of Merisel. In order to induce the Consenting Noteholders to enter into this Agreement, Merisel represents and warrants to each Consenting Noteholder that the following statements are true, correct and complete:

               (a) Corporate Power and Authority. Merisel has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Agreement;

               (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action by Merisel;

               (c) No Conflicts. The execution, delivery and performance by Merisel of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or the Certificate of Incorporation or bylaws of Merisel or any of its subsidiaries or
(ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Merisel or any of its subsidiaries;

               (d) Governmental Consents. The execution, delivery and performance by Merisel of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body, except such filings as may be necessary in connection with the commencement of the Exchange Offer/Consent Solicitation and/or the commencement of a proxy solicitation of Merisel's shareholders or the filing of the Prepackaged Plan;

               (e) Binding Obligation. This Agreement is the legally valid and binding obligation of Merisel, enforceable against Merisel in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability; and

               (f) Absence of Default. After giving effect to this Agreement, no event has occurred and is continuing or shall result from the consummation of the transactions contemplated by this Agreement that would constitute an Event of Default under the Indenture or the Operating Company Debt Agreements (except the Applicable Senior Default specified in clause (i) of the definition thereof), or an event that with the passage of time, the giving or notice or both would constitute an Event of Default under the Indenture or the Operating Company Debt Agreements.

          7. Further Acquisition of Securities. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Notes of Merisel. However, any such additional Notes so acquired shall automatically be deemed to be Relevant Notes and to be subject to the terms of this Agreement. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring any other securities of Merisel. However, the Consenting Noteholders agree that they will vote (or cause to be voted) any such additional securities in favor of the Prepackaged Plan for so long as this Agreement remains in effect.

          8. Amendments. This Agreement may not be modified, amended or supplemented except in writing signed by Merisel and each of the Consenting Noteholders.

          9. Disclosure of Individual Holdings. Unless required by applicable law or regulation, Merisel shall not disclose any Consenting Noteholder's holdings of Relevant Notes without the prior written consent of such Consenting Noteholders; and if such announcement or disclosure is so required by law or regulation, Merisel shall afford the Consenting Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to Merisel's making such announcement or disclosure. The foregoing shall not prohibit Merisel from disclosing the approximate aggregate holdings of Notes by the Consenting Noteholders as a group.

          10. Impact of Appointment to Creditors Committee. Notwithstanding anything herein to the contrary, in the event that any Consenting Noteholder is appointed to and serves on a committee of creditors in Merisel's Chapter 11 proceedings, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder's exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement (but the fact of such service on such committee shall not otherwise affect the continuing validity or enforceability of this Agreement). The foregoing shall not modify or limit the obligations of Consenting Noteholders to vote their Relevant Notes or other Merisel securities or claims beneficially owned by them and to take the other actions set forth in Section 2 hereof.

          11. Indemnification Obligations. Merisel agrees that it shall fully indemnify each Consenting Noteholder and its directors, officers, employees, agents, and representatives (including, without limitation, Cleary, Gottlieb, Steen & Hamilton and Chanin and Company) (all the foregoing persons, together with the Consenting Noteholders, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorneys' fees), brought or asserted by anyone (other than Merisel or any successor thereto with respect to asserted violations of this Agreement) arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Financial Restructuring, including the Exchange Offer/Consent Solicitation or the Prepackaged Plan, as the case may be, and the transactions contemplated hereby and thereby; provided, however, that this indemnity shall not extend to any claims asserted by a Consenting Noteholder against any other Indemnitee, and provided, further, that the foregoing indemnification shall not apply to any liabilities arising from the gross negligence or willful misconduct of any Indemnitee. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from Merisel, the Indemnitee shall promptly notify Merisel in writing, and Merisel shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) Merisel has agreed to pay the fees and expenses of such counsel, or (b) Merisel shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding, or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and Merisel, and the Indemnitee believes in the exercise of its business judgment and in the opinion of its legal counsel that the joint representation of Merisel and the Indemnitee will likely result in a conflict of interest (in which case, if the Indemnitee notifies Merisel in writing that it elects to employ separate counsel at the expense of Merisel, Merisel shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, Merisel shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from Merisel, unless such settlement contains a full and unconditional release of the Indemnitee or a release of the Indemnitee reasonably satisfactory in form and substance to the Indemnitee.

          12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any Federal or

State court in the Borough of Manhattan, the City of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of Merisel's Chapter 11 case, each of the parties hereto hereby agrees that the bankruptcy court before which such case is pending shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

          13. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party (other than a breach by Merisel of Section 14 hereof) and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

          14. Fees and Expenses. Until the occurrence of an Agreement Termination Event, Merisel shall continue to reimburse the Consenting Noteholders for their out of pocket costs and expenses in respect of the fees and expenses of Chanin and Company and Cleary, Gottlieb, Steen & Hamilton in accordance with Merisel's respective agreements with each such firm. In addition, in the event any party brings an action against any other party based upon a breach by such other party of its obligations hereunder, the prevailing party shall be entitled to all reasonable expenses incurred, including reasonable attorneys' and financial advisers' fees in connection with such action.

          15. Survival. Notwithstanding the sale of the Relevant Notes in accordance with Section 2 hereof or the termination of the Consenting Noteholders' obligations hereunder in accordance with Section 5 hereof, the agreements and obligations of Merisel in Section 9 and Sections 11 and 14 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Consenting Noteholders in accordance with the terms hereof.

          16. Headings. The Headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are several and not joint in all respects.

          18. Prior Negotiations. This Agreement and Appendix 1 supersede all prior negotiations with respect to the subject matter hereof.

          19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

          20. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and the Consenting Noteholders who have entered into agreements with Merisel substantially identical to this Agreement and no other person or entity shall be a third-party beneficiary hereof.

          21. Consideration. It is hereby acknowledged by the parties hereto that no consideration shall be due or paid to the Consenting Noteholders for their agreement to vote in favor of the Exchange Offer/Consent Solicitation or the Prepackaged Plan in accordance with the terms and conditions of this Agreement other than Merisel's agreement to commence the Exchange Offer/Consent Solicitation or file the Prepackaged Plan in accordance with the terms and conditions of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                              MERISEL, INC.

                                  APPENDIX I

                        SUMMARY OF TERMS AND CONDITIONS

         The following is intended for discussion and settlement purposes only.

                                 MERISEL, INC.
                       12.5% SENIOR NOTES RESTRUCTURING
                       --------------------------------

DEBT TO EQUITY EXCHANGE:         Subject to the terms and conditions hereinafter
                                 set forth, the principal amount plus accrued interest to closing date of the Merisel, Inc.
                                 12.5% Senior Notes due 2004 (the "Senior
                                 Notes") shall be exchanged for 80% of the fully diluted shares of Merisel, Inc. ("Company") common stock, $0.01 par value (the "Common
                                 Stock").

WARRANTS:                        On the Exchange Date, the Company shall
                                 distribute to shareholders of record on the day immediately preceding the Exchange Date two tranches of warrants having the following terms and conditions (the "Warrants"):

                                 (i) the Warrants shall be exercisable at any time within the seven year period, commencing on the Exchange Date;

                                 (ii) the Warrants shall entitle the holders thereof to purchase, in the aggregate, common stock constituting 17.5% of the shares outstanding after giving effect to the conversion of Senior Notes into common stock; and

                                 (iii) the Warrants shall be issued in two tranches of equal size exercisable at equity valuations of $215 million and $265 million, respectively.

CORPORATE GOVERNANCE:            On the Exchange Date, the Board of Directors
                                 of the Company shall be composed of members acceptable to the Ad Hoc Committee of Holders of Merisel, Inc. 12.5% Senior Notes (the
                                 "Committee"), and the Company. No financial
                                advisor nor legal advisor will be named to the Board.

1997 CHANGE OF CONTROL:         Through December 31, 1997, any sale or agreement
                                to sell or change in control of the Company must be approved by the holders of at least 85% of the then outstanding common stock unless the warrants remain outstanding or are convertible into the acquiror's common stock pursuant to customary anti-dilution provisions.

                                   EXHIBIT I
                              PRO FORMA OWNERSHIP

Currently 30.1 Million Shares Outstanding

We anticipate a reverse split to reduce the total number of shares outstanding after the transaction.


            OWNERSHIP                AT CLOSING     AT $215 MILLION    AT $265 MILLION
            ---------                ----------     ---------------    ---------------
12.5% Senior Noteholders            120.3 shares      120.3 shares       120.3 shares

Percent Ownership                    80.0%             73.6%              68.1%
Existing Shareholder Shares          30.1 shares       30.1 shares        30.1 shares
Tranche 1 Warrants                    0   shares       13.2 shares        13.2 shares
Tranche 2 Warrants                    0   shares        0   shares        13.2 shares
                                    ------------    ---------------    ---------------

Total to Existing Shareholders       30.1 shares       43.2 shares        56.4 shares
Percent Ownership                    20.0%             26.4%              31.9%
Total Shares Outstanding            150.4 shares      163.5 shares       176.7 shares

                                  APPENDIX II

RESTRUCTURING PROPOSAL - SENIOR DEBT

TERMS

Issuer:                      No change.
Instrument:                  No change.
Principal Amount:            No change.
Interest Rate:               No change in 1997, increasing 1/2% per quarter
                             commencing January 31, 1998 and each quarter
                             thereafter.
Amortization:                No change (except that the Issuer will make
                             reasonable efforts to apply for tax carryback
                             refunds, and all such tax refunds received will be
                             applied to amortize senior debt).
Maturity Date:               January 31, 1999.
Optional Redemption:         Redeemable at any time at par plus accrued
                             interest.
Modification Fee (in cash):
     On Signing and Receipt of 67% Approval:
                                         1.50%
                            At Closing:  2.00%
                   On January 31, 1998:  0.25%
                     On April 30, 1998:  0.50%
                      On July 31, 1998:  0.75%

RESTRUCTURING PROPOSAL - SUBORDINATED NOTES

TERMS

Issuer:  No change.
Security:                    No change.
Principal Amount:            No change.
Interest Rate:               No change in 1997, increasing 1/2% per quarter
                             commencing January 31, 1998 and continuing for the
                             three quarters thereafter.
Amortization:                No change.
Maturity Date:               The earlier of (i) no change or (ii) within 90 days
                             after repayment in full of the senior debt.
Optional Redemption:         No change.
Modification Fee:            None.

OPERATING COMPANY DEBT COVENANTS
CHANGES IN CONJUNCTION WITH EXTENSION
($ in thousands)

                                            CURRENT        PROPOSED
              COVENANT                        TEST           TEST
1    Minimum Required Accounts Payable
        Q1 1997                             $345,000         $300,000
        Q2 1997                              345,000          300,000
        Q3 1997                              345,000          330,000
        Q4 1997                              500,000          350,000
        Q1 1998                                               330,000
        Q2 1998                                               360,000
        Q3 1998                                               410,000
        Q4 1998                                               410,000
2    Accounts Payable to Inventory              0.9x             0.9x     Eliminate covenant of 1:1
                                                                          every two quarters
3    EBITSDA                                                 Cumulative
                                                             --------
        Q1 1997                             $ 11,000         $ 10,000
        Q2 1997                               12,400           20,000
        Q3 1997                               14,560           33,000
        Q4 1997                               19,280           50,000
                                                           Last Twelve Months
                                                           ------------------
        Q1 1998                                   NA         $ 56,000
        Q2 1998                                   NA           60,000
        Q3 1998                                   NA           64,000
        Q4 1998                                   NA           68,000
4    EBITSDA/(I+S)
        Q1 1997                                 0.83x              NA     Until restructuring completed
        Q2 1997                                 0.89               NA
        Q3 1997                                 1.13            1.30x
        Q4 1997                                 1.44             2.00
        Q1 1998                                   NA            1.30x
        Q2 1998                                   NA             1.60
        Q3 1998                                   NA             1.60
        Q4 1998                                   NA             2.00

OPERATING COMPANY DEBT COVENANTS
CHANGES IN CONJUNCTION WITH EXTENSION
($ in thousands)

                                            CURRENT        PROPOSED
              COVENANT                       TEST            TEST
5    Capital Expenditures                   Cumulative
                                            ----------
        Q1 1997                               $  4,000
        Q2 1997                                  7,000
        Q3 1997                                 11,000
        Q4 1997                                 13,000           $ 18,000 Unused amount carried forward
        Q1 1998                                     NA
        Q2 1998                                     NA
        Q3 1998                                     NA
        Q4 1998                                     NA           $ 27,000
6    Inventory Turnover                           9.0x               8.0x
7    Minimum Unsecured Inventory              $315,000
        Q1 1997                                                  $250,000
        Q2 1997                                                   250,000
        Q3 1997                                                   250,000
        Q4 1997                                                   300,000
        Q1 1998                                                  $250,000
        Q2 1998                                                   250,000
        Q3 1998                                                   300,000
        Q4 1998                                                   350,000
8    Audit Opinion                          Clean Opinion  1996 -- Waived
                                                           1997 -- Clean Opinion

OPERATING COMPANY DEBT COVENANTS
CHANGES IN CONJUNCTION WITH EXTENSION
($ in thousands)

                                   COVENANT
9 Ability to participate in Compaq's Flexpaq program (Requires pledging of Compaq inventory)
10 Lien covenant modified to permit capital leases up to $5.0 million for purchases on credit versus cash for systems (e.g. SAP); computer equipment; copiers, etc.
11 Debt covenant needs to be modified to permit the promissory note or capital lease associated with the lease financing
12 Requirement to provide standard reports subject to further discussion with the Noteholders
13 Subject to Noteholder decision the Company will pay for financial advisors up to $150,000 per year for routine monitoring unless the Company is in default. The Company will continue to pay reasonable legal fees and expenses as required by the Revolving Credit Agreement and the Senior Note Purchase Agreement.
14 Eliminate requirement in Canadian guaranty to maintain $20.0 million in inter-company loan balance between Merisel Americas and Merisel Canada
15   Remove European and FAB debt covenants and references in the agreements